[LOGO]                                               The Brink's Company
                                                     1801 Bayberry Court
                                                     P.O. Box 18100
                                                     Richmond, VA 23226-8100 USA
                                                     Tel. 804.289.9600
                                                     Fax 804.289.9758
PRESS RELEASE

Contact:                                             FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709

                               The Brink's Company
            Reports Improved Second Quarter 2004 Preliminary Results

           BAX Global Posts Strong Profit Increase on Higher Volumes; Security Businesses Contribute Solid Operating Performance


     RICHMOND, Va., (August 4, 2004) - The Brink's Company (NYSE: BCO) today reported after-tax income from continuing operations for the second quarter of 2004 of $13.8 million or $0.25 per diluted share compared to $5.6 million or $0.11 per diluted share in the prior-year period.

     As discussed more fully below, the Company is investigating certain unpaid customs duties and value-added taxes and expects it may revise the earnings for the second quarter of 2004 as reported herein when it files its Form 10-Q next week. Information contained in this press release does not give effect to any such revisions.

     Revenue in the second quarter of 2004 increased 18% over last year's second quarter to $1.1 billion, reflecting improvement from all business units. Revenues at Brink's, Incorporated and BAX Global also benefited from stronger European currencies relative to the U.S. dollar.

     The Company reported operating profit of $39.1 million for the quarter ended June 30, 2004, up from $13.2 million in the year earlier period. The strong operating profit increase reflects improved performance in both North America and International operations at Brink's, Incorporated, continued strong growth and operating efficiency at Brink's Home Security, and increased freight volumes in the Americas and Asia at BAX Global. Operating profit also benefited from a reduction in costs from former coal operations including the benefits of gains on the sale of coal-related assets. This was partially offset by higher corporate expenses.

                                     -more-                                    1

     "We are pleased with the overall solid performance of our business and security services operations," said Michael T. Dan, Chairman, President and Chief Executive Officer of The Brink's Company. "BAX Global posted strong profit gains as the Americas returned to profitability. The turnaround is now being driven by increased shipping volume tied to the U.S. economic recovery. Brink's, Incorporated again saw improvement. Meanwhile, strong execution produced another record-setting quarter at Brink's Home Security," he added.

                          Duties and Value-Added Taxes

     The Company recently discovered that one of its non-U.S. Brink's, Incorporated business units has not paid approximately $3 million, before interest, of foreign duties and value-added taxes with respect to the importation of various goods and services used in the normal course of its operations. The Company has been advised by local counsel that there may be civil and criminal penalties and interest imposed for the non-payment of these customs duties and value-added taxes. Although the business unit has not been notified by any governmental authority that it may be subject to any penalties and interest related to this matter, the potential penalties, if any are ever assessed against the business unit, could be up to $85 million (excluding interest). The investigation is ongoing and the Company has begun implementing changes to prevent similar situations in the future. The above estimates are based on the investigation to date and could change materially.

     The financial information presented herein does not reflect any adjustments that may be necessary to accrue for these taxes, duties, penalties and interest because the Company has not completed its assessment. The Company expects that it may materially revise its results for the second quarter of 2004 to reflect some or all of these items when it files its Form 10-Q. It expects to file the Form 10-Q by the August 9, 2004 deadline.


                                     -more-                                    2

                           Provision for Income Taxes

     The higher than normal provision for income taxes for the three-month period ended June 30, 2004 included a net charge of approximately $5.2 million primarily related to a valuation allowance. The allowance offsets the tax benefit of previously recorded net operating losses in a European subsidiary of BAX Global as a result of continued weak performance there in the face of slow European economies.

                             Discontinued Operations

     After-tax income from discontinued operations for the second quarter of 2004 was $6.0 million ($0.11 per diluted share) primarily as a result of a reduction in the estimated value of withdrawal obligations associated with coal-related multi-employer pension plans, as well as the recording of the final gain on the sale of the timber business. In the prior-year period, the Company recorded after-tax income from discontinued operations of $0.5 million related to the reclassified results of former natural gas, timber and gold operations, offset by a change in the value of the withdrawal liability.

                                   Net Income

     Net income for the second quarter of 2004 was $19.8 million, or $0.36 per diluted share, up from $6.1 million, or $0.11 per diluted share, in the prior year's period.


                                     -more-                                    3

                               First-Half Results

         For the six months ended June 30, 2004, revenues were $2.2 billion compared with $1.9 billion in the first six months of 2003. Net income for the first half of 2004 was $45.6 million, or $0.83 per diluted share, compared with $4.4 million, or $0.08 per diluted share, a year ago.

                    Second Quarter Business Unit Performance

Brink's, Incorporated ("Brink's")
---------------------------------

     Brink's revenue of $465.3 million increased 13% for the second quarter as compared with the prior year's period. International revenue in the quarter increased 21% over the second quarter a year ago due to the net benefit of currency translation combined with stronger revenues in France, Greece (where the Company has acquired additional security interests) and South America. North American revenue increased 3% over the second quarter of 2003, mainly due to higher revenues in Canada.

     Brink's operating profit in the quarter ended June 30, 2004 increased to $26.6 million, up from the $21.5 million recorded in the second quarter last year. The increase in operating profit reflects better business conditions in South America and the benefit of actions Brink's took during the first half of 2003 to improve operating performance in Europe. The operating profit improvement in North America resulted from better performance in coin wrapping, Cash Logistics, and Global Services, partially offset by lower results from armored car operations.

Brink's Home Security
---------------------

     Revenue at Brink's Home Security increased 12% to $85.9 million in the second quarter of 2004, as compared to the same period last year, due to growth in the subscriber base and higher per subscriber monthly revenues. Operating profit in the second quarter was a record $19.8 million, 12% higher than in the prior year's second quarter. An increase in operating profit from recurring services resulted primarily from the growth of the subscriber base and improved service operations.


                                     -more-                                    4

     The annualized disconnect rate for the second quarter of 2004 was 7.2%, unchanged from the year-ago quarter. Brink's Home Security added 35,600 new subscribers during the quarter, a 26% increase over the number of new subscribers added in the second quarter of 2003, and ended the quarter with approximately 874,100 subscribers generating monthly recurring revenue of $24.5 million.

BAX Global
----------

     Revenue at BAX Global increased to $580.3 million in the second quarter, 23% higher than in the same period last year. International revenue increased 24%, reflecting stronger Asia-Pacific activity, and the effects of the weaker U.S. dollar relative to European and some Asia-Pacific currencies. In the Americas region, revenue increased 20% in comparison to last year's second quarter due to a recovery in U.S. shipping volume, including an increase in higher priced expedited freight reflecting an improving economy. Revenues in the Americas also benefited from growth in BAX Global's freight forwarder service launched in June 2003.

                                     -more-                                    5

     Operating profit at BAX Global improved to $12.4 million for the second quarter of 2004 from a loss of $2.5 million in the same period in 2003. The current quarter's performance reflects improved results from North American operations, continued strong results from logistics and freight forwarding activities in Asia-Pacific and flat operating profit in Europe. BAX Global's improved operating performance was partially offset by higher corporate expenses from currency transaction losses and overhead costs.

             Costs of Former Coal Operations and Corporate Expenses

     The Company's costs of former coal operations, which consist primarily of costs for Company-sponsored medical coverage for former miners and their dependents, declined to $10.1 million in the second quarter of 2004 from $17.2 million in the prior-year period. The decrease is due to the benefits of the Medicare legislation enacted earlier this year, lower idle and closed mine expenses, the recording of $2.3 million of expected earnings on assets held in the Company's Voluntary Employees' Beneficiary Association (VEBA) trust, and gains on asset sales.

     Corporate expenses increased in the quarter ended June 30, 2004 to $9.6 million from $6.3 million in the prior-year period due to an increase in costs associated with the documentation and testing of internal controls required by the Sarbanes-Oxley Act of 2002.


                                     -more-                                    6

                        Funding of VEBA and Pension Plan

     The Company plans to make a cash contribution of $50 million to its VEBA trust during the third quarter of 2004, which will bring the balance in the VEBA to more than $155 million. In July 2004 the Company made a voluntary contribution of $11 million to its U.S. pension plan. These contributions reflect the Company's continued commitment to use its strong cash flow to tax-efficiently manage its liabilities.

                                     Summary

     "The Brink's Company posted another solid quarter across its three operating units, with each benefiting from growth in their basic businesses, better economic conditions, and ongoing efforts to enhance operations and service levels," said Mr. Dan.

     "We are continuing our investigation into the unpaid taxes and duties and we are determined to take the appropriate actions to remedy the situation," said Mr. Dan.

     "Looking forward, we are focused on ways to grow further, both by seizing opportunities from better economies and by continuing to pursue profitable sources of additional revenues by delivering the products, services and solutions that our customers need," he added. "BAX Global stands to continue to gain from an improving business environment in the U.S. and Europe. At Brink's, Incorporated, the emphasis will continue to be on maintaining discipline in our traditional business lines while expanding our value-added service offerings, particularly Cash Logistics. Brink's Home Security will focus on maintaining its industry-leading service levels to drive continued growth in revenues, profits and cash flow," said Mr. Dan.


                                     -more-                                    7

This release contains both historical and forward-looking information. Statements regarding potential accruals and revisions to second quarter results, the realization of further growth in the business and security services operations and the impact on BAX Global of improvements in U.S. and European business environments, among others, involve forward-looking information which is subject to known and unknown risks, uncertainties and contingencies. These risks, uncertainties and contingencies could cause actual results to differ materially from those that are anticipated.

Such risks, uncertainties and contingencies, many of which are beyond the control of The Brink's Company and its subsidiaries, include, but are not limited to, the evaluation of remedial alternatives, guidance received from third parties, the impact of governmental inquiries, if any, the impact of operational improvements in the security operations and the timing of any such impact, the ability of the businesses to meet demand appropriately, the ability of Brink's Home Security to continue to maintain its subscriber growth and low disconnect rate, the impact of the national "Do Not Call" list on Brink's Home Security's ability to market its services, the return of customers to overnight shipping, the ability to identify and execute cost and operational improvements in the core businesses, IT costs and costs associated with ongoing contractual obligations, pension plan and other employee obligations, labor relations, safety and security performance, overall domestic and international economic, political, social and business conditions, capital markets performance, the strength of the U.S. dollar relative to foreign currencies, interest rates, inflation, new government regulations and legislative initiatives (including local initiatives relating to police response to alarms), domestic and international demand for services of the subsidiaries of The Brink's Company, the financial stability of companies with payment obligations under the Health Benefit Act, pricing and other competitive factors, variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer. The information included in this release is representative only as of the date of this release, and The Brink's Company undertakes no obligation to update any information contained in this release.

About The Brink's Company
The Brink's Company (NYSE: BCO) is a global leader in business and security services. The Company's three businesses are Brink's, Incorporated, the world's premier provider of secure transportation and cash management services; Brink's Home Security, one of the largest and most successful residential alarm companies in North America; and BAX Global, an industry leader in freight transportation and global supply chain management solutions. For more information, please visit The Brink's Company website at www.brinkscompany.com, or call toll free 877-275-7488.

Conference Call
The Company will host a conference call today, August 4, at 11:00 a.m. eastern time to discuss this press release. Interested parties can listen to the conference call by dialing 800-392-9565 within North America or 706-634-5450 from outside North America, or via live webcast at www.brinkscompany.com. Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through August 13, 2004 by calling 800-642-1687 within North America or 706-645-9291 outside North America. The conference ID for the replay is 8955779. A webcast replay will be available at www.brinkscompany.com through August 20, 2004.

                               The Brink's Company
                                and Subsidiaries

                 Condensed Consolidated Statements of Operations
                     (In millions, except per share amounts)
                                   (Unaudited)





                                                                    Three Months                       Six Months
                                                                   Ended June 30,                    Ended June 30,
                                                               2004             2003              2004            2003
------------------------------------------------------------------------------------------------------------------------
Revenues                                                   $1,131.5             960.6          2,226.0          1,889.5

Expenses:
Operating expenses                                            957.6             827.6          1,887.5          1,634.2
Selling, general and administrative expenses                  137.5             125.3            271.9            250.1
------------------------------------------------------------------------------------------------------------------------
   Total expenses                                           1,095.1             952.9          2,159.4          1,884.3
Other operating income, net                                     2.7               5.5              6.2              8.0
------------------------------------------------------------------------------------------------------------------------
   Operating profit                                            39.1              13.2             72.8             13.2

Interest expense                                               (5.0)             (6.7)           (10.8)           (12.8)
Interest and other income (expense), net                       (0.1)              4.1              4.3              5.9
Minority interest                                              (2.1)             (1.8)            (5.4)            (2.6)
------------------------------------------------------------------------------------------------------------------------
   Income from continuing operations before income taxes       31.9               8.8             60.9              3.7
Provision for income taxes                                     18.1               3.2             29.9              1.3
------------------------------------------------------------------------------------------------------------------------

   Income from continuing operations                           13.8               5.6             31.0              2.4

Income from discontinued operations, net of tax                 6.0               0.5             14.6              2.0
------------------------------------------------------------------------------------------------------------------------
Net income                                                 $   19.8               6.1             45.6              4.4
========================================================================================================================

Basic net income per common share:
   Continuing operations                                   $   0.25              0.11             0.57             0.05
   Discontinued operations                                     0.11              -                0.27             0.03
------------------------------------------------------------------------------------------------------------------------
                                                           $   0.36              0.11             0.84             0.08
========================================================================================================================
Diluted net income per common share:
   Continuing operations                                   $   0.25              0.11             0.57             0.05
   Discontinued operations                                     0.11              -                0.26             0.03
------------------------------------------------------------------------------------------------------------------------
                                                           $   0.36              0.11             0.83             0.08
========================================================================================================================


The above information may be materially revised. Please see Duties and Value-Added Taxes above.

                               The Brink's Company
                                and Subsidiaries

                       Supplemental Financial Information
                                  (In millions)
                                   (Unaudited)



                                                                   Three Months                       Six Months
                                                                  Ended June 30,                    Ended June 30,
                                                              2004             2003              2004            2003
-----------------------------------------------------------------------------------------------------------------------
                               SEGMENT INFORMATION

   Revenues:
     Brink's                                            $    465.3             410.7            923.3            802.1
     Brink's Home Security                                    85.9              76.5            167.9            150.4
     BAX Global                                              580.3             473.4          1,134.8            937.0
-----------------------------------------------------------------------------------------------------------------------
       Revenues                                         $  1,131.5             960.6          2,226.0          1,889.5
=======================================================================================================================

   Operating profit (loss):
     Brink's                                            $     26.6              21.5             59.4             34.6
     Brink's Home Security                                    19.8              17.7             39.2             34.4
     BAX Global                                               12.4              (2.5)            15.5             (8.0)
-----------------------------------------------------------------------------------------------------------------------
       Business and Security Services                         58.8              36.7            114.1             61.0
     Former coal operations                                  (10.1)            (17.2)           (22.6)           (34.5)
     Corporate                                                (9.6)             (6.3)           (18.7)           (13.3)
-----------------------------------------------------------------------------------------------------------------------
       Operating profit                                 $     39.1              13.2             72.8             13.2
=======================================================================================================================

The above information may be materially revised. Please see Duties and Value-Added Taxes above.



                         SELECTED CASH FLOW INFORMATION

   Depreciation and amortization:
     Brink's                                            $     19.4              17.4             38.5            33.0
     Brink's Home Security                                    12.6              11.8             25.1            23.4
     BAX Global                                               10.6              11.9             21.3            24.1
     Corporate and other                                       -                 0.7              0.4             1.5
-----------------------------------------------------------------------------------------------------------------------
       Depreciation and amortization                    $     42.6              41.8             85.3            82.0
=======================================================================================================================

   Capital expenditures:
     Brink's                                            $     16.2              18.5             32.3            34.9
     Brink's Home Security                                    29.4              22.9             56.1            46.0
     BAX Global                                                3.8               7.2             10.7            13.0
     Corporate                                                 0.1               -                0.4             -
-----------------------------------------------------------------------------------------------------------------------
       Capital expenditures                             $     49.5              48.6             99.5            93.9
=======================================================================================================================

   Other Brink's Home Security cash flow information:
     Impairment charges from subscriber disconnects     $     10.2               8.6             18.9            16.1
     Amortization of deferred revenue                         (6.6)             (6.4)           (12.7)          (12.2)
     Deferral of subscriber acquisition costs
       (current year payments)                                (4.7)             (4.6)            (9.4)           (8.9)
     Deferral of revenue from new subscribers
       (current year receipts)                                 8.7               6.7             16.8            13.2
=======================================================================================================================

                               The Brink's Company
                                and Subsidiaries

                 Supplemental Financial Information (continued)
                                  (In millions)
                                   (Unaudited)


                                                             Three Months                       Six Months
                                                             Ended June 30,                    Ended June 30,
                                                         2004              2003             2004            2003
------------------------------------------------------------------------------------------------------------------
   Brink's:
     Revenues:
       North America                               $    180.9             175.8            361.0            351.6
       International                                    284.4             234.9            562.3            450.5
------------------------------------------------------------------------------------------------------------------
     Revenues                                      $    465.3             410.7            923.3            802.1
==================================================================================================================
     Operating profit:
       North America                               $     13.0              10.5             25.9             21.3
       International                                     13.6              11.0             33.5             13.3
------------------------------------------------------------------------------------------------------------------
     Operating profit                              $     26.6              21.5             59.4             34.6
==================================================================================================================

   Brink's Home Security:
     Revenues                                      $     85.9              76.5            167.9            150.4
==================================================================================================================
     Operating profit:
       Recurring services                          $     35.7              31.4             70.8             61.7
       Investment in new subscribers                    (15.9)            (13.7)           (31.6)           (27.3)
------------------------------------------------------------------------------------------------------------------
     Operating profit                              $     19.8              17.7             39.2             34.4
==================================================================================================================

     Monthly recurring revenues                                                         $   24.5             22.2
     Annualized disconnect rate                           7.2%              7.2%             6.8%             6.9%

     Number of subscribers (in thousands):
       Beginning of period                              854.1             781.5            833.5            766.7
       Installations                                     35.6              28.3             69.7             55.7
       Disconnects                                      (15.6)            (14.2)           (29.1)           (26.8)
------------------------------------------------------------------------------------------------------------------
     End of period                                      874.1             795.6            874.1            795.6
     Average number of subscribers                      864.5             788.3            854.0            781.1
==================================================================================================================

   BAX Global:
     Revenues:
       Americas                                    $    279.3             233.6            544.0            470.2
       International                                    321.3             258.4            630.4            502.7
       Eliminations                                     (20.3)            (18.6)           (39.6)           (35.9)
------------------------------------------------------------------------------------------------------------------
     Revenues                                      $    580.3             473.4          1,134.8            937.0
==================================================================================================================
     Operating profit (loss):
       Americas                                    $      6.1             (10.6)             4.2            (20.3)
       International                                     11.2               8.3             19.9             15.4
       Corporate                                         (4.9)             (0.2)            (8.6)            (3.1)
------------------------------------------------------------------------------------------------------------------
     Operating profit (loss)                       $     12.4              (2.5)            15.5             (8.0)
==================================================================================================================

   Intra-America revenue                           $    133.7             107.1            258.8            218.0
   Worldwide expedited freight services:
     Revenues                                      $    437.2             353.7            852.8            707.7
     Weight in pounds                                   443.9             368.6            861.9            735.8
==================================================================================================================

The above information may be materially revised. Please see Duties and Value-Added Taxes above.

                               The Brink's Company
                                and Subsidiaries

                 Supplemental Financial Information (continued)
                                  (In millions)
                                   (Unaudited)


        COSTS OF FORMER COAL OPERATIONS INCLUDED IN CONTINUING OPERATIONS


                                                                      Three Months                      Six Months
                                                                     Ended June 30,                   Ended June 30,
                                                                2004                2003           2004            2003
------------------------------------------------------------------------------------------------------------------------
Company-sponsored postretirement benefits other
   than pensions                                            $    9.2                12.5           18.6            24.7
Black lung                                                       1.2                 1.4            2.7             2.9
Pension                                                          0.5                (0.4)           1.1            (0.3)
Administrative, legal and other expenses, net                    1.8                 1.7            4.3             3.8
Idle and closed mine expense                                     0.2                 2.9            0.4             4.8
Gains on sale of property and equipment and other income        (2.8)               (0.9)          (4.5)           (1.4)
------------------------------------------------------------------------------------------------------------------------
                                                            $   10.1                17.2           22.6            34.5
========================================================================================================================



                       INCOME FROM DISCONTINUED OPERATIONS



                                                                      Three Months                      Six Months
                                                                     Ended June 30,                   Ended June 30,
                                                                2004                2003           2004            2003
------------------------------------------------------------------------------------------------------------------------
Gain (loss) on sales of:
   Timber                                                   $    1.9                 -             20.7             -
   Gold                                                          -                   -             (0.9)            -

Results from operations:
   Natural Gas                                                   -                   5.9            -               8.9
   Timber                                                        -                   -             (0.5)            0.2
   Gold                                                          -                  (1.8)          (1.2)           (1.9)

Adjustments to contingent liabilities of former operations:
   Withdrawal liability                                          8.1                (3.0)           8.1            (3.0)
   Other                                                        (0.7)                -             (3.6)           (0.6)
------------------------------------------------------------------------------------------------------------------------
Income from discontinued operations before income taxes          9.3                 1.1           22.6             3.6
Income tax expense                                               3.3                 0.6            8.0             1.6
------------------------------------------------------------------------------------------------------------------------
Income from discontinued operations                         $    6.0                 0.5           14.6             2.0
========================================================================================================================

                               The Brink's Company
                                and Subsidiaries

                 Supplemental Financial Information (continued)
                                  (In millions)
                                   (Unaudited)


                            Non-GAAP Reconciliations

Monthly Recurring Revenues

A reconciliation of monthly recurring revenues to reported BHS revenues follows:

                                                          Six Months
                                                        Ended June 30,
(In millions)                                     2004                  2003
-----------------------------------------------------------------------------
June:
   Monthly recurring revenues ("MRR") (a)   $     24.5                  22.2
   Amounts excluded from MRR:
     Amortization of deferred revenue              2.4                   2.2
     Other revenues (b)                            2.5                   1.4
-----------------------------------------------------------------------------
   Revenues on a GAAP basis                       29.4                  25.8
=============================================================================

Revenues (GAAP basis):
   June                                           29.4                  25.8
   January - May                                 138.5                 124.6
-----------------------------------------------------------------------------
   January - June                           $    167.9                 150.4
=============================================================================
(a) MRR is calculated based on the number of subscribers at period end multiplied by the average fee per subscriber received in the last month of the period for contracted monitoring and maintenance services.
(b)  Revenues that are not pursuant to monthly contractual billings.


The Company believes the presentation of MRR is useful to investors because the measure is widely used in the industry to assess the amount of recurring revenues from subscriber fees that a home security business produces.

Net Debt and Net Financings


                                                              June 30,            December 31,
(In millions)                                                   2004                  2003
----------------------------------------------------------------------------------------------
Short-term debt and current maturities of long-term debt  $     74.1                  53.0
Long-term debt                                                 163.2                 221.5
----------------------------------------------------------------------------------------------
     Debt                                                      237.3                 274.5
Less cash and cash equivalents                                (145.4)               (128.7)
----------------------------------------------------------------------------------------------
     Net Debt                                                   91.9                 145.8
Securitization facility                                         50.0                  77.0
----------------------------------------------------------------------------------------------
     Net Financings                                       $    141.9                 222.8
==============================================================================================


The Company believes that Net Debt and Net Financings are useful measures of the Company's financial leverage.

                                      # # #


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